Exhibit 15.1

March 11, 2003

Cable Design Technologies Corporation

Foster Plaza 7

661 Andersen Drive

Pittsburgh, PA 15220

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cable Design Technologies Corporation and subsidiaries for the periods ended January 31, 2003 and 2002, as indicated in our report dated February 27, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended January 31, 2003, is incorporated by reference in Registration Statement No. 33-00554 on Form S-3 and Registration Statement Nos. 33-80229, 333-76351, 33-73272, 33-78418, 333-2450, 333-6743, 333-17443, and 333-73790 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP

Pittsburgh, Pennsylvania